Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Preliminary Third Quarter 2020 Results; Increases 2020 Outlook

Record Quarter Diluted EPS from Continuing Operations of $1.83 vs. Prior Year of $0.86

Record Quarter Adjusted EPS of $1.64 vs. Prior Year of $1.16

Reduced Total Debt by $97 Million and Net Debt by $104 Million During Quarter

PITTSBURGH, October 26, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported preliminary net income attributable to Koppers for the third quarter of $75.6 million, or $3.53 per diluted share, compared to net income of $19.9 million, or $0.94 per diluted share, in the prior year quarter.  Preliminary income from continuing operations attributable to Koppers for the third quarter was $39.1 million, or $1.83 per diluted share, a record quarter, compared to income from continuing operations of $18.3 million, or $0.86 per diluted share, in the prior year quarter.  Beginning in 2020, results of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period.  As previously announced, the divestiture of KJCC was completed on September 30, 2020, which resulted in a preliminary gain on sale of $35.8 million in the quarter.

The preliminary adjusted net income and adjusted earnings per share (EPS) from continuing operations for the third quarter of 2020 were $35.1 million and $1.64 per share, a record quarter, compared to $24.4 million and $1.16 per share in the prior year quarter, respectively.

Adjustments to preliminary pre-tax income excluded $5.3 million in earnings for the third quarter of 2020, compared with $8.2 million in charges for the prior year quarter. For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.  Adjusted net income also excluded contributions from discontinued operations of $36.4 million in the third quarter of 2020, compared with $2.2 million in the prior year quarter.

The preliminary operating profit was $58.6 million, a quarterly record, or 13.4 percent, compared with $36.6 million, or 8.4 percent, in the prior year period.  The operating profit margin is calculated as a percentage of sales.  For the third quarter of 2020, the preliminary income from continuing operations attributable to Koppers and the adjusted net income benefited from a favorable tax rate as a percentage of preliminary pretax income of 18 percent, primarily due to approximately $3 million of favorable tax adjustments.

For the third quarter of 2020, preliminary adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $66.7 million, a quarterly record, or 15.2 percent, compared with $57.1 million, or 13.2 percent, in the prior year quarter.  The adjusted EBITDA margin is calculated as a percentage of sales.

Additional items excluded from preliminary adjusted EBITDA in the third quarter of 2020 totaled $7.0 million of pre-tax benefits, compared with $5.9 million of pre-tax charges in the prior year quarter.  For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

Consolidated sales for the third quarter of 2020, on a preliminary basis, were $437.5 million, an increase of $3.3 million, or 0.8 percent, compared with $434.2 million in the prior year quarter, driven by a $3.5 million favorable impact from foreign currency translation.

Sales for the Railroad and Utility Products and Services (RUPS) segment were lower than prior year due to decreased crosstie volumes and certain customer discounts, partially offset by higher demand in its Australian utility pole business and Recovery Resources crosstie disposal business.  Nevertheless, RUPS reported improved profitability primarily driven by favorable margin mix as well as effective cost containment measures.  The Performance Chemicals (PC) segment reported record sales and record adjusted profitability, as it continued to benefit from strong demand in the U.S. home repair and remodeling markets as well as in international housing and related markets during the ongoing COVID-19 pandemic.  While sales and profitability for the Carbon Materials and Chemicals (CMC) segment declined from the prior year due to ongoing demand weakness in its end markets, the margin has stabilized and is beginning to show sequential improvement compared with the first half of 2020.

President and CEO Leroy Ball said, “I can’t say enough about the efforts of the Koppers team members worldwide who have pulled together throughout this pandemic to deliver record-setting financial performance while continuing to make our Zero Harm culture a priority in how we operate our business.  Protecting what matters while preserving the future for all of our stakeholders has never been more important than in 2020 and it will continue to provide the foundation for how we emerge from our current environment stronger than ever.”

Third-Quarter Preliminary Financial Performance

•

Sales for RUPS of $191.0 million decreased by $7.8 million, or 3.9 percent, compared to sales of $198.8 million in the prior year quarter.  Excluding a favorable impact from foreign currency translation of $0.6 million, sales decreased by $8.4 million, or 4.2 percent, from the prior year quarter.  The sales decrease was primarily due to lower volumes in the commercial crosstie market along with customer discounts, partly offset by increased demand for utility poles in Australia and crosstie disposal services in the U.S.  Operating profit for the third quarter was $15.0 million, or 7.9 percent, compared with operating profit of $11.3 million, or 5.7 percent, in the prior year quarter.  Adjusted EBITDA was $18.5 million, or 9.7 percent, in the third quarter, compared with $16.9 million, or 8.5 percent, in the prior year quarter.  The improved margin was primarily driven by higher profitability in Class I and crosstie disposal businesses, as well as lower selling, general and administrative costs.

•

Sales for PC of $147.9 million, a record quarter, increased by $24.0 million, or 19.4 percent, compared to sales of $123.9 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $0.5 million, sales increased by $24.5 million, or 19.8 percent, from the prior year quarter.  The sales increase reflects continued demand for copper-based preservatives in the U.S. driven by strength in the home repair and remodeling markets during the pandemic, along with international markets benefiting from pent-up demand following several months of restrictions associated with the pandemic.  Operating profit was $30.4 million, or 20.6 percent, for the third quarter, compared with $11.7 million, or 9.4 percent, in the prior year quarter.  Adjusted EBITDA for the third quarter was $31.5 million, a record quarter, or 21.3 percent, compared with $17.8 million, or 14.4 percent, in the prior year quarter.  The increased profitability was primarily due to higher sales volumes, a favorable product mix, and better absorption on higher production volumes.

•

Sales for CMC totaling $98.6 million decreased by $12.9 million, or 11.6 percent, compared to sales of $111.5 million in the prior year quarter. Excluding a favorable impact from foreign currency translation of $3.4 million, sales decreased by $16.3 million, or 14.6 percent, from the prior year quarter.  Lower average oil prices, as well as a slowdown of markets during the pandemic, has resulted in lower pricing for carbon pitch and phthalic anhydride and lower demand for carbon black feedstock globally, partly offset by higher volumes of carbon pitch in Australia and phthalic anhydride in North America.  Operating profit was $13.7 million, or 13.9 percent, in the third quarter, compared with $14.0 million, or 12.6 percent, in the prior year quarter.  Adjusted EBITDA was $16.5 million, or 16.7 percent, in the third quarter, compared with $22.6 million, or 20.3 percent, in the prior year quarter.  The year-over-year profitability is lower as expected; however, the third-quarter performance reflects a margin recovery in the second half of 2020.

•	Capital expenditures for the nine months ended September 30, 2020, were $43.7 million compared with $26.8 million for the prior year period.
•

At September 30, 2020, total debt was $809.8 million and, net of cash and cash equivalents, the net debt was $770.3 million, compared with total debt of $901.2 million and net debt of $868.9 million at December 31, 2019.  Compared to December 31, 2019, total debt was lower by $91.4 million and net debt was lower by $98.6 million.  At September 30, 2020, the company’s net leverage ratio was 3.8, compared with 4.3 at December 31, 2019.

2020 Outlook

Although the worldwide effects of the COVID-19 pandemic are continuing to unfold, Koppers expects 2020 sales to be approximately $1.6 billion, compared with sales of $1.65 billion (excluding KJCC) in 2019.  The company anticipates that adjusted EBITDA in 2020 will be in the range of $204 million to $210 million, which is higher than its previous forecast of $196 million to $204 million, and compares with $201.1 million in the prior year.  Adjusted earnings per share (EPS) is projected to be in the range of $3.65 to $3.90 in 2020, which is higher than its previous estimate of $3.25 to $3.50, and compares with $3.18 in the prior year.

Koppers anticipates investments of $55 million to $60 million in capital expenditures in 2020, which are primarily related to improving the safety and reliability of its existing infrastructure.

Additionally, Koppers plans to reduce debt by approximately $125 million in 2020, which includes proceeds that were received from the KJCC divestiture.  Based upon current adjusted EBITDA and debt reduction estimates, net leverage at December 31, 2020, is projected to be between 3.5 and 3.6.

Commenting on the 2020 outlook Mr. Ball said, “The year 2020 is poised to go down as another critical inflection point for Koppers as we expect to set new highs this year in a number of important financial categories in an unprecedented operating environment.  The transformation of Koppers that began in 2015 and culminated with the recent sale of our KJCC facility in China has been nothing short of extraordinary.  Our vision to create the global leader in wood treatment technologies has been battle-tested over the course of this year and will continue to serve our stakeholders well into the future.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA, adjusted EPS, net debt or net leverage ratio to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s preliminary results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10149378. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers201026.html.  (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into the internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 1-412-317-0088 for international, Conference ID number 10149378. The recording will be available for replay through January 26, 2021.

Monthly Business Update

For the remainder of 2020, Koppers will report monthly sales by business segment via a press release without an accompanying conference call.  The company plans to provide details of its October 2020 sales and related commentary on November 19, 2020.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(Dollars in millions)	(Preliminary)		(Preliminary)
Net sales:
Railroad and Utility Products and Services	$191.0	$198.8	$590.9	$564.0
Performance Chemicals	147.9	123.9	396.4	343.7
Carbon Materials and Chemicals	98.6	111.5	288.7	347.2
Total	$437.5	$434.2	$1,276.0	$1,254.9
Operating profit (loss):
Railroad and Utility Products and Services	$15.0	$11.3	$40.4	$31.8
Performance Chemicals	30.4	11.7	67.1	38.5
Carbon Materials and Chemicals	13.7	14.0	15.9	30.3
Corporate Unallocated	(0.5)	(0.4)	(1.5)	(1.7)
Total	$58.6	$36.6	$121.9	$98.9
Operating profit (loss) margin:
Railroad and Utility Products and Services	7.9%	5.7%	6.8%	5.6%
Performance Chemicals	20.6%	9.4%	16.9%	11.2%
Carbon Materials and Chemicals	13.9%	12.6%	5.5%	8.7%
Total	13.4%	8.4%	9.6%	7.9%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.9	$4.8	$14.8	$14.4
Performance Chemicals	4.3	4.5	13.2	14.0
Carbon Materials and Chemicals	3.7	4.0	11.7	11.0
Total	$12.9	$13.3	$39.7	$39.4
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$18.5	$16.9	$55.1	$50.1
Performance Chemicals	31.5	17.8	77.7	54.2
Carbon Materials and Chemicals	16.5	22.6	30.6	57.8
Corporate Unallocated	0.2	(0.2)	0.5	(1.0)
Total	$66.7	$57.1	$163.9	$161.1
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	9.7%	8.5%	9.3%	8.9%
Performance Chemicals	21.3%	14.4%	19.6%	15.8%
Carbon Materials and Chemicals	16.7%	20.3%	10.6%	16.6%
Total	15.2%	13.2%	12.8%	12.8%

(1)	The tables below describe the adjustments to EBITDA for the three and nine months ended September 30, 2020 and 2019, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended September 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
					(Preliminary)
Operating profit (loss)	$15.0	$30.4	$13.7	$(0.5)	$58.6
Other income (loss)	(0.3)	0.7	(0.2)	0.7	0.9
Depreciation and amortization	4.9	4.3	3.7	0.0	12.9
Depreciation in impairment and restructuring charges	1.3	0.0	0.0	0.0	1.3
EBITDA with noncontrolling interest	$20.9	$35.4	$17.2	$0.2	$73.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	1.4	0.0	1.4
Non-cash LIFO benefit	(2.9)	0.0	(2.1)	0.0	(5.0)
RUPS treating plant closures	0.5	0.0	0.0	0.0	0.5
Mark-to-market commodity hedging	0.0	(3.9)	0.0	0.0	(3.9)
Adjusted EBITDA	$18.5	$31.5	$16.5	$0.2	$66.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	27.8%	47.4%	24.8%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended September 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated

Operating profit (loss)	$11.3	$11.7	$14.0	$(0.4)	$36.6
Other income (loss)	(0.6)	0.3	0.0	0.2	(0.1)
Depreciation and amortization	4.8	4.5	4.0	0.0	13.3
Depreciation in impairment and restructuring charges	0.0	0.0	1.3	0.0	1.3
EBITDA with noncontrolling interest	$15.5	$16.5	$19.3	$(0.2)	$51.1
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.3	0.0	3.3
Non-cash LIFO expense	1.2	0.0	0.0	0.0	1.2
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Mark-to-market commodity hedging	0.0	1.3	0.0	0.0	1.3
Adjusted EBITDA	$16.9	$17.8	$22.6	$(0.2)	$57.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.5%	31.1%	39.4%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
					(Preliminary)
Operating profit (loss)	$40.4	$67.1	$15.9	$(1.5)	$121.9
Other income (loss)	(0.9)	1.6	(0.8)	2.0	1.9
Depreciation and amortization	14.8	13.2	11.7	0.0	39.7
Depreciation in impairment and restructuring charges	2.0	0.0	0.0	0.0	2.0
EBITDA with noncontrolling interest	$56.3	$81.9	$26.8	$0.5	$165.5
Unusual items impacting net income:
CMC restructuring	0.0	0.0	7.4	0.0	7.4
Non-cash LIFO benefit	(5.2)	0.0	(3.6)	0.0	(8.8)
RUPS treating plant closures	4.0	0.0	0.0	0.0	4.0
Mark-to-market commodity hedging	0.0	(4.2)	0.0	0.0	(4.2)
Adjusted EBITDA	$55.1	$77.7	$30.6	$0.5	$163.9
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	33.7%	47.6%	18.7%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Nine Months Ended September 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated

Operating profit (loss)	$31.8	$38.5	$30.3	$(1.7)	$98.9
Other income (loss)	(1.1)	1.8	(1.0)	0.7	0.4
Depreciation and amortization	14.4	14.0	11.0	0.0	39.4
Depreciation in impairment and restructuring charges	0.0	0.0	2.6	0.0	2.6
EBITDA with noncontrolling interest	$45.1	$54.3	$42.9	$(1.0)	$141.3
Unusual items impacting net income:
CMC restructuring	0.0	0.0	14.6	0.0	14.6
Non-cash LIFO expense	4.6	0.0	0.3	0.0	4.9
RUPS treating plant closures	0.4	0.0	0.0	0.0	0.4
Mark-to-market commodity hedging	0.0	(0.1)	0.0	0.0	(0.1)
Adjusted EBITDA	$50.1	$54.2	$57.8	$(1.0)	$161.1
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	30.9%	33.4%	35.7%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Preliminary)		(Preliminary)
Net income	$75.5	$20.5	$102.4	$47.2
Interest expense	11.8	15.4	38.6	47.3
Depreciation and amortization	12.9	13.3	39.7	39.4
Depreciation in impairment and restructuring charges	1.3	1.3	2.0	2.6
Income taxes	8.6	2.9	14.8	9.7
Discontinued operations	(36.4)	(2.2)	(32.0)	(5.0)
EBITDA with noncontrolling interests	73.7	51.2	165.5	141.2
Unusual items impacting net income
Impairment, restructuring and plant closure costs	1.8	3.5	11.3	15.0
Non-cash LIFO (benefit) expense	(4.9)	1.1	(8.7)	5.0
Mark-to-market commodity hedging	(3.9)	1.3	(4.2)	(0.1)
Total adjustments	(7.0)	5.9	(1.6)	19.9
Adjusted EBITDA	$66.7	$57.1	$163.9	$161.1

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Preliminary)		(Preliminary)
Net income attributable to Koppers	$75.6	$19.9	$103.4	$46.0
Unusual items impacting net income
Impairment, restructuring and plant closure costs	3.3	5.8	14.7	20.3
Non-cash LIFO (benefit) expense	(4.7)	1.2	(8.7)	4.9
Mark-to-market commodity hedging	(3.9)	1.2	(4.2)	(0.1)
Total adjustments	(5.3)	8.2	1.8	25.1
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	1.3	(2.1)	(0.4)	(7.6)
Noncontrolling interest	(0.1)	0.6	(1.0)	1.2
Effect on adjusted net income	(4.1)	6.7	0.4	18.7
Adjusted net income including discontinued operations	71.5	26.6	103.8	64.7
Discontinued operations	(36.4)	(2.2)	(32.0)	(5.0)
Adjusted net income attributable to Koppers	$35.1	$24.4	$71.8	$59.7

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Preliminary)		(Preliminary)
Income from continuing operations attributable to Koppers	$39.1	$18.3	$70.4	$42.2
Net income attributable to Koppers	$75.6	$19.9	$103.4	$46.0
Adjusted net income attributable to Koppers	$35.1	$24.4	$71.8	$59.7
Denominator for diluted earnings per share (in thousands)	21,380	21,030	21,227	20,908
Earnings per share:
Diluted earnings per share - continuing operations	$1.83	$0.86	$3.33	$2.02
Diluted earnings per share - net income	$3.53	$0.94	$4.88	$2.20
Adjusted earnings per share	$1.64	$1.16	$3.38	$2.86

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

		Twelve months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Preliminary)
Total Debt	$809.8	$907.1	$953.2	$901.2	$959.1	$1,001.0
Less: Cash	39.5	33.0	54.2	32.3	30.8	38.1
Net Debt	$770.3	$874.1	$899.0	$868.9	$928.3	$962.9
Adjusted EBITDA	$203.7	$194.2	$197.9	$201.1	$206.6	$203.4
Net Leverage Ratio	3.8	4.5	4.5	4.3	4.5	4.7

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Preliminary)
Net income	$119.5	$67.4	$52.4	$67.4	$44.8	$31.4
Interest expense	52.9	56.6	59.8	61.9	63.4	62.2
Depreciation and amortization	54.4	54.9	54.3	54.6	53.5	52.0
Income tax provision	8.1	(0.6)	(0.6)	0.0	11.9	17.7
Discontinued operations, net of tax	(30.6)	3.6	3.4	(3.7)	(5.7)	(1.4)
EBITDA	204.3	181.9	169.3	180.2	167.9	161.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	16.8	18.5	18.8	20.4	26.1	27.2
Non-cash LIFO (benefit) expense	(9.2)	(3.1)	2.8	4.5	11.2	11.6
Mark-to-market commodity hedging	(8.2)	(3.1)	7.0	(4.0)	1.3	1.1
Acquisition and exit activity related costs	0.0	0.0	0.0	0.0	0.1	1.6
Adjusted EBITDA with noncontrolling interests	$203.7	$194.2	$197.9	$201.1	$206.6	$203.4